Exhibit 10.26

AMENDMENT TO

PERFORMANCE SHARE UNITS AWARD AGREEMENTS

OF DONALD P. HILEMAN

This Amendment to Performance Share Units Award Agreements of Donald P. Hileman (this “Amendment”) is entered into effective April 1, 2021 by and between Premier Financial Corp. (the “Company”) and Donald P. Hileman (the “Grantee”).

RECITALS:

A.
The Company and Grantee entered into that certain Performance Share Units Award Agreement dated March 10, 2020 (the “2020 PSU Agreement”).

B.
The Company and Grantee entered into that certain Performance Share Units Award Agreement dated March 8, 2021 (the “2021 PSU Agreement”).

C.
Each of the 2020 PSU Agreement and 2021 PSU Agreement contemplate that Grantee’s Actual Award to be paid at the end of the Performance Period shall be determined based on the level of achievement of specified Performance Goals and Grantee’s average base salary over the Performance Period.

D.
Effective April 1, 2021, Grantee transitioned to the position of Executive Chairman and experienced a reduction in his base salary, which will, when averaged for purposes of determining the Actual Award, result in an unintended reduction in the Actual Award.

E.
In consideration of Grantee’s service to the Company and his transition to Executive Chairman, the Compensation Committee of the Board of Directors, acting on behalf of the Board of Directors, has determined that the awards issued under the 2020 PSU Agreement and the 2021 PSU Agreement shall not be affected by the reduction in Grantee’s base salary.

F.
The Company and Grantee desire to amend the 2020 PSU Agreement and the 2021 PSU Agreement to eliminate the references to average base salary as same would impact the determination of the Actual Award.

AGREEMENT:

1.
The first paragraph of Section 2 of each of the 2020 PSU Agreement and the 2021 PSU Agreement is amended and restated to read as follows:

The Actual Award that shall vest and be payable in Common Shares to the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals listed below. In addition to the issuance of Common Shares to the Grantee upon the certification of performance by the Committee as described further below, the Grantee shall receive all dividends on the Common Shares underlying the

PSUs, if any, paid prior to the Certification Date (defined below), whether in cash or in the form of additional Company Common Shares, calculated based upon the actual dividends paid to shareholders during the Performance Period and the Actual Award of PSUs paid to the Grantee. All determinations of whether Performance Goals have been achieved, the Actual Award earned by the Grantee, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion. For the avoidance of doubt, the Actual Award will not be adjusted based on changes to the base salary of Grantee over the Performance Period and base salary will not be averaged over the Performance Period.

2.
All defined terms not defined herein shall have the meaning set forth in the 2020 PSU Agreement or the 2021 PSU Agreement, as applicable.

3.
Except as amended above, all terms and conditions of the 2020 PSU Agreement and the 2021 PSU Agreement, including without limitation the remaining paragraphs of Section 2 of the agreements, continue in full force and effect.

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

Premier Financial Corp. By: _________________________________ Name: Gary M. Small Title: CEO	_______________________________________ Donald P. Hileman